1900 K Street, N.W. Washington, DC 20006 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com
October 29, 2026

Brown Advisory Funds
901 South Bond Street, Suite 400
Baltimore, Maryland 21231

Ladies and Gentlemen:

We have acted as counsel for Brown Advisory Funds (the “Registrant”) and each of its currently registered and effective investment series: Brown Advisory Growth Equity Fund; Brown Advisory Flexible Equity Fund; Brown Advisory Small-Cap Growth Fund; Brown Advisory Small-Cap Fundamental Value Fund; Brown Advisory Maryland Bond Fund; Brown Advisory Intermediate Income Fund; Brown Advisory Sustainable Growth Fund; Brown Advisory Sustainable Small-Cap Core Fund; Brown Advisory Tax-Exempt Bond Fund; Brown Advisory Tax-Exempt Sustainable Bond Fund; Brown Advisory Emerging Markets Select Fund; Brown Advisory-WMC Strategic European Equity Fund; Brown Advisory Mortgage Securities Fund; Brown Advisory Sustainable Value Fund; Brown Advisory-Beutel Goodman Large-Cap Value Fund; Brown Advisory Global Leaders Fund; Brown Advisory Sustainable Bond Fund; Brown Advisory Sustainable International Leaders Fund; and Brown Advisory – WMC Japan Equity Fund (the “Funds”) and are familiar with the Registrant’s Registration Statement with respect to the Funds under the Investment Company Act of 1940, as amended, and with the Registration Statement relating to its shares under the Securities Act of 1933, as amended (the “Registration Statement”). The Registrant is organized as a statutory trust under the laws of the State of Delaware.

We have examined the Registrant’s Declaration of Trust and By-Laws and other materials relating to the authorization and issuance of shares of beneficial interest of the Registrant, its Registration Statement on Form N-1A, Post-Effective Amendment No. 78 to the Registration Statement, and such other documents and matters as we have deemed necessary to enable us to give this opinion.

Based upon the foregoing, we are of the opinion that each Fund’s shares proposed to be sold pursuant to the Registration Statement, will have been validly authorized and, when sold in accordance with the terms of such Registration Statement and the requirements of applicable federal and state law and delivered by the Registrant against receipt of the net asset value of the shares of the Funds, as described in the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Registrant.

We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 78 to the Registration Statement, to be filed with the Securities and Exchange Commission in connection with the continuous offering of the Registrant’s shares of beneficial interest, as indicated above, and to the reference to our firm, as counsel to the Registrant, in the Statement of Additional Information forming a part of the Registration Statement and in any amended versions thereof, until such time as we revoke such consent. In giving such consent, we do not

1900 K Street, N.W. Washington, DC 20006 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP
Dechert LLP